Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert Director, Investor and Corporate Communications (386) 681-4281
FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY CORPORATION SECURES
NEW $300 MILLION CREDIT FACILITY
DAYTONA BEACH, Fla. — November 22, 2010 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced that it has closed on a five-year, $300 million revolving credit facility (the “Facility”) that can be utilized for general corporate purposes, including external growth opportunities.
     The Facility is jointly led by SunTrust Robinson Humphrey, Inc. (“SunTrust”) and J.P Morgan Securities LLC (“JP Morgan”), with Wells Fargo Bank, N.A. acting as Administrative Agent. Bank of America, N.A.; Regions Bank; and U.S. Bank N.A. acted as Co-Documentation Agents. SunTrust and JP Morgan acted as Joint Book Managers for the Facility, which was syndicated to a select group of lenders including: Compass Bank; PNC Bank, N.A.; TD Bank, N.A.; and Branch Banking & Trust Company.
     Daniel W. Houser, ISC Senior Vice President and Chief Financial Officer, said, “We are pleased to be backed by such a strong bank group which is a testament to the Company’s strong financial position. Entering into this new credit facility is a significant step forward for ISC. It provides us with tremendous flexibility to invest in the business and supports our strategic initiatives.”
     The Facility replaces ISC’s $300 million revolving credit facility, which was scheduled to expire in June 2011. The Company elected to enter into the Facility at this time to take advantage of favorable financial market conditions.
     Pricing on the Facility will based on a pricing grid ranging from LIBOR + 1.50% to LIBOR + 2.25%, depending on the better of ISC’s debt rating as determined by Moody’s or Standard & Poor’s or
-More-

ISC CLOSES ON NEW CREDIT FACILITY	PAGE 2
the Company’s leverage ratio. Comparable pricing on ISC’s previous credit facility ranged from LIBOR + 0.30% to LIBOR + 0.80%, based on ISC’s highest debt rating.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
###